EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

Osmonics, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-25228 and 33-537 of Osmonics, Inc. on Form S-8 and Registration Statement No. 33-05029 filed on Form S-3 of our reports dated March 1, 2002 appearing and incorporated by reference in this Annual Report on Form 10-K of Osmonics, Inc. for the year ended December 31, 2001.

Minneapolis, Minnesota

March 29, 2002